As filed with the Securities and Exchange Commission on July 28, 2025

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Energy Vault Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	85-3230987 (I.R.S. Employer Identification No.)

4165 East Thousand Oaks Blvd.
Suite 100
Westlake Village, California 91362
(Address of Principal Executive Offices)

ENERGY VAULT HOLDINGS, INC. 2025 EMPLOYMENT INDUCEMENT AWARD PLAN
(Full title of the plan)

Brad Eastman
Chief Legal Officer
4165 East Thousand Oaks Blvd.
Suite 100
Westlake Village, California 91362
(Name and address of agent for service)

(805) 852-0000
(Telephone number, including area code, of agent for service)

Copies to:

Michael Beer Chief Financial Officer 4165 East Thousand Oaks Blvd. Suite 100 Westlake Village, California 91362 Tel: (805) 852-0000	Patrick H. Shannon Samuel D. Rettew 555 Eleventh Street, NW Suite 1000 Washington, D.C. 20004-1304 Tel: (202) 637-2200

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer”, “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

EXPLANATORY NOTE

Energy Vault Holdings, Inc. (the “Registrant”) is filing with the Securities and Exchange Commission (the “SEC”) this registration statement on Form S-8 (this “Registration Statement”) for the purpose of registering 8,000,000 shares of its common stock, par value $0.0001 per share (the “Common Stock”) for issuance under the Energy Vault Holdings, Inc. 2025 Employment Inducement Award Plan (the “Inducement Plan”) adopted by the Registrant’s board of directors on February 20, 2025. The Inducement Plan provides for, among other things, the grant, at the discretion of the board of directors, acting through a majority of its members who qualify as “independent” within the meaning of the New York Stock Exchange (“NYSE”) Rule 303A.02 or the compensation committee of the board of directors of Awards (as defined in the Inducement Plan), upon the terms and subject to the provisions of the Inducement Plan, with respect to the Common Stock.

 PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
The documents containing the information specified in Part I of Form S-8 will be sent or given to participants as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). These documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
The following documents previously filed by the Company with the Commission are incorporated by reference into this Registration Statement:

(1)	The Company’s prospectus dated May 6, 2022 filed on May 9, 2022 pursuant to Rule 424(b) under the Securities Act, relating to the Registration Statement on Form S-1, as amended (File No. 333-262720);

(2)	The Company’s Annual Report on Form 10-K for the year ended December 31, 2024, filed with the Commission on April 1, 2025;

(3)	The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2025 filed with the Commission on May 13, 2025;

(4)	The Company's Current Reports on Form 8-K, filed with the Commission on April 21, 2025, May 30, 2025, June 5, 2025 and June 11, 2025; and

(5)
The description of the Company’s common stock contained in the Company’s Registration Statement on Form 8-A (File No. 001-39982), filed with the SEC on February 2, 2021, including any amendments or reports filed for the purpose of updating such description.

All documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to the Registration Statement, which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed incorporated by reference into this Registration Statement and to be a part hereof from the date of the filing of such documents, except that information furnished to the Commission under Item 2.02 or Item 7.01 in Current Reports on Form 8-K and any exhibit relating to such information, shall not be deemed to be incorporated by reference in this Registration Statement.
Any statement contained herein or in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement, or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Registration Statement, modifies or supersedes such earlier statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
Not applicable.
Item 5. Interests of Named Experts and Counsel.
Not applicable.
Item 6. Indemnification of Directors and Officers.
Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers under certain circumstances and subject to certain limitations. The terms of Section 145 of the Delaware General Corporation Law are sufficiently broad to permit indemnification under certain circumstances for liabilities, including reimbursement of expenses incurred, arising under the Securities Act of 1933, as amended, or Securities Act.
Our Certificate of Incorporation contains provisions limiting the liability of directors, and our Bylaws provide that we will indemnify each of our directors to the fullest extent permitted under Delaware law. The

Certificate of Incorporation and Bylaws also provide us with discretion to indemnify officers and employees when determined appropriate by the Board of Directors.
We have entered into indemnification agreements with each of our directors and executive officers. The indemnification agreements provide that we indemnify each of our directors and executive officers against any and all expenses incurred by that director or executive officer because of his or her status as one of our directors, executive officers or other key employees, to the fullest extent permitted by Delaware law, our Certificate of Incorporation and our Bylaws. In addition, the indemnification agreements provide that, to the fullest extent permitted by Delaware law, we will advance all expenses incurred by our directors, executive officers, and other key employees in connection with a legal proceeding involving his or her status as a director or executive officer.
Item 7. Exemption from Registration Claimed.
Not applicable.
Item 8. Exhibits.

Exhibit No.	Description

4.1
Amended and Restated Certificate of Incorporation of Energy Vault Holdings, Inc. (incorporated by reference to Exhibit 3.2 to Energy Vault Holdings, Inc.’s Current Report on Form 8-K (File No. 001-39982), filed with the SEC on February 14, 2022).

4.2
Amended and Restated Bylaws of Energy Vault Holdings, Inc. (incorporated by reference to Exhibit 3.1 to Energy Vault Holdings, Inc.’s Current Report on Form 8-K (File No. 001-39982), filed with the SEC on February 14, 2022).

5.1*	Opinion of Latham & Watkins LLP.

23.1*	Consent of Latham & Watkins LLP (included as part of Exhibit 5.1 hereto).

23.2*	Consent of BDO USA, P.C, independent registered public accounting firm.

24.1*	Power of Attorney (included in the signature page to this registration statement).

99.1	2025 Employment Inducement Award Plan (incorporated by reference to Exhibit 10.1 to Energy Vault Holdings, Inc.'s Form 10-Q (File No. 001-39982), filed with the SEC on May 13, 2025).

107*	Calculation of Filing Fee Table

*Filed herewith.

Item 9. Undertakings.
(a) The undersigned Company hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.
(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Westlake Village, in the State of California, on July 28, 2025.

ENERGY VAULT HOLDINGS, INC.

By	/s/ Robert Piconi
Name:	Robert Piconi
Title:	Chief Executive Officer

POWER OF ATTORNEY
Each person whose signature appears below constitutes and appoints Robert Piconi as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in his or her name, place and stead, in any and all capacities, to sign any or all further amendments (including post-effective amendments) to this registration statement (and any additional registration statement related hereto permitted by Rule 462(b) promulgated under the Securities Act (and all further amendments, including post-effective amendments, thereto)), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Robert Piconi	Chief Executive Officer and Director	June 5, 2025
Robert Piconi	(Principal Executive Officer)

/s/ Michael Beer	Chief Financial Officer	June 2, 2025
Michael Beer	(Principal Financial Officer and Principal Accounting Officer)

/s/ Larry Paulson	Director	June 2, 2025
Larry Paulson

/s/ Dylan Hixon	Director	June 3, 2025
Dylan Hixon

/s/ Theresa Fariello	Director	June 2, 2025
Theresa Fariello

/s/ Stephanie Unwin	Director	June 6, 2025
Stephanie Unwin

/s/ Thomas Ertel	Director	June 2, 2025
Thomas Ertel

/s/ Mary Beth Mandanas	Director	June 2, 2025
Mary Beth Mandanas